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                     September 29, 2021

       Carey Hendrickson
       Chief Financial Officer
       U.S. Physical Therapy, Inc.
       1300 West Sam Houston Parkway South, Suite 300
       Houston, TX 77042

                                                        Re: U.S. Physical
Therapy, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-11151

       Dear Mr. Hendrickson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Rick Binstein